Exhibit 99.1
    Brunswick Corporation  1 N. Field Court  Lake Forest, IL  60045
    Telephone  847.735.4700  Facsimile 847.735.4750

Release:	IMMEDIATE RELEASE
Contact:	Bruce Byots Vice President – Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Fourth Quarter Results
•	Higher Revenue and Improved Operating Earnings
•	Outlook: Return to Profitability in 2011
•	Outlook: Continued Generation of Positive Free Cash Flow

LAKE FOREST, Ill., Jan. 27, 2011 -- Brunswick Corporation (NYSE: BC) today reported results for the fourth quarter of 2010:
•	Net sales of $728.8 million, up 11 percent versus fourth quarter 2009.
•	Operating loss improved by $113.5 million from fourth quarter 2009.
•	Net loss of $1.17 per diluted share versus a net loss of $1.40 per diluted share in the prior year.
•	Cash and marketable securities totaled $657.1 million, up from 2009 year-end balance of $527.4 million.

2010 Full-Year Results:
•	Net sales of $3,403.3 million, up 23 percent versus 2009.
•	Operating earnings improved by $586.8 million from 2009.
•	Net loss of $1.25 per diluted share versus a net loss of $6.63 per diluted share in the prior year.
•	Positive free cash flow of $163.2 million, included receipt of federal tax refund.

“Throughout the past several years, Brunswick has undergone a profound transformation against the backdrop of very difficult global economic and marine markets,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy.  “In 2010, we continued to make significant strides in rationalizing our manufacturing footprint and executing against strategies that have allowed us to operate our businesses more efficiently, contributing to strong levels of operating leverage.  During 2010, our annual revenues increased by 23 percent and, excluding restructuring charges, our operating earnings increased by approximately $477 million as compared to 2009.  In addition, we achieved our objective of being free cash flow positive during 2010.”

For the year ended Dec. 31, 2010, the company reported net sales of $3,403.3 million, up from $2,776.1 million a year earlier, and operating earnings of $16.3 million, which included $62.3 million of restructuring, exit and impairment charges.  In 2009, the company had an operating loss of $570.5 million, which included $172.5 million of restructuring, exit and impairment charges.

For 2010, the company reported a net loss of $110.6 million, or $1.25 per diluted share, compared with a net loss of $586.2 million, or $6.63 per diluted share, for 2009.  The diluted loss per share for 2010 included restructuring, exit and impairment charges of $0.70 per diluted share, and a $0.03 per diluted share charge from special tax items.  The loss per diluted share for 2009 included $1.95 per diluted share of restructuring, exit and impairment charges, and a $1.09 per diluted share benefit from special tax items.

Fourth Quarter Results
For the fourth quarter of 2010, the company reported net sales of $728.8 million, up from $657.3 million a year earlier.  For the quarter, the company reported an operating loss of $74.7 million, which included $18.5 million of restructuring, exit and impairment charges.  In the fourth quarter of 2009, the company had an operating loss of $188.2 million, which included $68.6 million of restructuring, exit and impairment charges.

For the fourth quarter of 2010, Brunswick reported a net loss of $104.1 million, or $1.17 per diluted share, compared with a net loss of $124.0 million, or $1.40 per diluted share, for the fourth quarter of 2009.  The diluted loss per share for the fourth quarter of 2010 included restructuring, exit and impairment charges of $0.21 per diluted share and a $0.02 per diluted share charge for special tax items.  The loss per diluted share for the fourth quarter of 2009 included $0.78 per diluted share of restructuring, exit and impairment charges, and a $1.20 per diluted share benefit from special tax items.

“The factors that positively affected our revenues and earnings in the fourth quarter of 2010, compared to the previous year, included higher sales levels in our marine and fitness businesses and lower discounts required to facilitate retail boat sales.  During the quarter, we also benefited from lower restructuring charges and reduced losses on early extinguishment of debt, as well as lower pension and bad debt expenses.  Partially offsetting these factors were higher income tax provisions,” McCoy said.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $657.1 million at the end of the fourth quarter, up $129.7 million from year-end 2009 levels.  This increase reflects net cash provided by operating activities of $205.4 million, which included the receipt of a $109.5 million federal tax refund.  Net cash provided by operating activities was positively affected by changes in certain current assets and current liabilities during 2010.  These changes were largely the result of increases in accrued expenses and accounts payable, partially offset by increases in net inventories.

Net debt (defined as total debt, less cash and marketable securities) was $173.5 million, down $150.0 million from year-end 2009 levels.  The change in net debt primarily reflects the $129.7 million increase in total cash and investments.  The company’s total liquidity (defined as cash and marketable securities, plus amounts available under its asset-backed lending facilities) was $819 million, up $203 million from year-end 2009 levels.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $353.3 million in the fourth quarter of 2010, up 17 percent from $302.4 million in the fourth quarter of 2009.  International sales, which represented 51 percent of total segment sales in the quarter, increased by 15 percent.  For the quarter, the Marine Engine segment reported an operating loss of $17.4 million, including restructuring charges of $7.4 million.  This compares with an operating loss of $59.4 million in the year-ago quarter, which included $8.2 million of restructuring and impairment charges.

Sales were higher across all of the segment’s main operations, including a 10 percent increase in the domestic marine parts and accessories businesses, which represented 21 percent of total segment sales in the quarter.  The segment’s outboard engine business experienced the greatest percentage sales growth.

Mercury’s manufacturing facilities continued to increase production during the quarter in response to customer requirements.  Lower bad debt and pension expenses, incentives associated with Mercury’s plant consolidation activities, higher sales, fixed-cost reductions, increased fixed-cost absorption and improved operating efficiencies, all had a positive effect on operating earnings during the quarter.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 16 boat brands.  The Boat segment reported net sales of $163.6 million for the fourth quarter of 2010, an increase of 7 percent compared with $153.4 million in the fourth quarter of 2009.  International sales, which represented 40 percent of total segment sales in the quarter, increased by 8 percent during the period.  For the fourth quarter of 2010, the Boat segment reported an operating loss of $69.3 million, including restructuring, exit and impairment charges of $10.0 million.  This compares with an operating loss of $131.6 million, including restructuring, exit and impairment charges of $58.3 million, in the fourth quarter of 2009.

Boat segment production increased during the quarter, compared to the low levels in the fourth quarter of 2009, in response to the inventory requirements of dealers.  Lower restructuring, exit and impairment charges, reduced discounts required to support retail sales by dealers and higher sales had a positive effect on the segment’s reduction in operating losses in the quarter.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment.  Fitness segment sales in the fourth quarter of 2010 totaled $162.0 million, up 11 percent from $146.4 million in the year-ago quarter.  International sales, which represented 47 percent of total segment sales in the quarter, decreased by one percent.  For the quarter, the Fitness segment reported operating earnings of $24.4 million, which included restructuring charges of $0.1 million.  This compares with operating earnings of $20.5 million in the fourth quarter of 2009, which included restructuring charges of $0.5 million.

Domestic commercial and consumer equipment sales increased during the quarter. Improved operating earnings in the fourth quarter of 2010, when compared with 2009, reflect higher sales and increased fixed-cost absorption.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers; bowling equipment and products; and billiards tables and accessories.  Segment sales in the fourth quarter of 2010 totaled $79.5 million, down 3 percent compared with $82.2 million in the year-ago quarter.  International sales, which represented 23 percent of total segment sales in the quarter, decreased by 12 percent.  For the quarter, the segment reported operating earnings of $0.2 million, including restructuring and exit charges of $1.2 million.  This compares with operating earnings of $2.2 million, including restructuring and exit charges of $0.5 million in the fourth quarter of 2009.

For the quarter, equivalent-center sales for retail bowling were flat, while bowling products experienced a decline in sales.  The reduction in operating earnings in the fourth quarter of 2010, when compared with 2009, reflects lower sales, the effect of a write-down of a vacant property, and higher restructuring and exit charges, partially offset by lower pension and bad debt expenses.

Outlook
See Brunswick’s Web Site for Supplemental Chart:
H
http://www.brunswick.com/investors/investorinformation/events-presentations.php

“In 2011, we will continue to remain disciplined to generate positive free cash flow, perform better than the market and demonstrate outstanding operating leverage,” McCoy said.

“We currently expect to have positive earnings per share in 2011, beginning in the first quarter. We believe the significant decline in overall industry marine retail demand has bottomed in 2010, but at this early point in the marine selling season, we are unable to determine if 2011 marine retail demand will remain consistent with 2010 or improve.

“We are also unable to determine the specific timing of any improvement and how each boat category will perform versus 2010 levels. Without a clear view of 2011 marine demand, we are currently expecting modest revenue growth for the consolidated company. In our marine segments, we believe that wholesale and production units will closely match retail demand on an annual basis.  Therefore, the level of 2011 revenue and earnings growth will be primarily governed by marine retail demand.

“Our current manufacturing footprint and cost structure should allow us to report strong future earnings leverage. Without considering the effects of changes to our fixed manufacturing cost structure or operating expenses, our earnings leverage (on incremental revenue) should approximate 30 percent.  Our 2011 net income should also benefit from our previously announced marine plant consolidations, lower restructuring costs, net interest, depreciation and pension expenses, partially offset by a modest increase in our tax provision.

“After taking all these factors into consideration, we expect our 2011 earnings per share to be in the range of $0.05 per share to $0.40 per share.  At the time of our first quarter earnings release, we should have a clearer view of marine retail demand for 2011 and we will provide an updated outlook for 2011,” McCoy concluded.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CST, hosted by Dustan E. McCoy, chairman and chief executive officer, Peter B. Hamilton, senior vice president and chief financial officer, and Bruce J. Byots, vice president – corporate and investor relations.

The call will be broadcast over the Internet at Hwww.brunswick.comH.  To listen to the call, go to the Web site at least 15 minutes before the call to register, download and install any needed audio software.

Security analysts and investors wishing to participate via telephone should call (866) 277-1182 (passcode: Brunswick Q4).  Callers outside North America should call (617) 597-5359 (passcode: Brunswick Q4) to be connected.  These numbers can be accessed 15 minutes before the call begins, as well as during the call.  A replay of the conference call will be available through midnight CST Thursday, Feb. 3, 2011, by calling (888) 286-8010 (passcode: 70808130) or international dial (617) 801-6888 (passcode: 70808130).  The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business.  These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the effect of adverse general economic conditions; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to climate change; the financial strength of dealers, distributors and independent boat builders; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the ability to maintain market share, particularly in high-margin products; the ability to develop new and innovative products and ensure their success; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures, including increased competition from Asian competitors; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to successfully develop and distribute products differentiated for the global marketplace; negative currency trends, including shifts in exchange rates; the success of global sourcing and supply chain initiatives; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the risk of losing a key account or a critical supplier; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the ability to comply with environmental and zoning requirements, including environmental regulations for marine engines; the impact of international political instability and civil unrest on manufacturing operations and retail demand; the inherent risk of doing business in developing countries; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; and the effect of weather conditions on demand for marine products and retail bowling center revenues.  Additional factors are included in the company’s Annual Report on Form 10-K for 2009 and Quarterly Report on Form 10-Q for the quarters ended April 3, 2010 and July 3, 2010.  Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Arvor, Bayliner, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris FloteBote, Hatteras, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Sealine, Suncruiser, Triton Aluminum, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and foosball tables.  For more information, visit http://www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended
	December 31,	December 31,
	2010	2009	% Change

Net sales	$728.8	$657.3	11%
Cost of sales	613.0	582.5	5%
Selling, general and administrative expense	147.8	170.6	-13%
Research and development expense	24.2	23.8	2%
Restructuring, exit and impairment charges	18.5	68.6	-73%
Operating loss	(74.7)	(188.2)	-60%
Equity loss	(1.8)	(4.6)	-61%
Other income (expense), net	0.1	(1.2)	NM
Loss before interest, loss on early extinguishment of debt	(76.4)	(194.0)	-61%
and income taxes
Interest expense	(23.5)	(25.9)	-9%
Interest income	1.1	1.0	10%
Loss on early extinguishment of debt	(0.2)	(13.1)	-98%
Loss before income taxes	(99.0)	(232.0)	-57%
Income tax provision (benefit)	5.1	(108.0)
Net loss	$(104.1)	$(124.0)	-16%

Loss per common share:
Basic	$(1.17)	$(1.40)
Diluted	$(1.17)	$(1.40)

Weighted average shares used for computation of:
Basic loss per common share	88.9	88.5
Diluted loss per common share	88.9	88.5

Effective tax rate	-5.2%	46.6%

Supplemental Information
Diluted loss per common share	$(1.17)	$(1.40)
Restructuring, exit and impairment charges (1)	0.21	0.78
Special tax items	0.02	(1.20)
Diluted loss per common share, as adjusted	$(0.94)	$(1.82)

(1) The 2010 and 2009 Restructuring, exit and impairment charges assume no tax benefit.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)

	Twelve Months Ended
	December 31,	December 31,
	2010	2009	% Change
	(unaudited)

Net sales	$3,403.3	$2,776.1	23%
Cost of sales	2,683.3	2,460.5	9%
Selling, general and administrative expense	549.4	625.1	-12%
Research and development expense	92.0	88.5	4%
Restructuring, exit and impairment charges	62.3	172.5	-64%
Operating earnings (loss)	16.3	(570.5)	NM
Equity loss	(3.0)	(15.7)	-81%
Other expense, net	(1.5)	(2.5)	-40%
Earnings (loss) before interest, loss on early extinguishment of debt	11.8	(588.7)	NM
and income taxes
Interest expense	(94.4)	(86.1)	10%
Interest income	3.6	3.2	13%
Loss on early extinguishment of debt	(5.7)	(13.1)	-56%
Loss before income taxes	(84.7)	(684.7)	-88%
Income tax provision (benefit)	25.9	(98.5)
Net loss	$(110.6)	$(586.2)	-81%

Loss per common share:
Basic	$(1.25)	$(6.63)
Diluted	$(1.25)	$(6.63)

Weighted average shares used for computation of:
Basic loss per common share	88.7	88.4
Diluted loss per common share	88.7	88.4

Effective tax rate	-30.6%	14.4%

Supplemental Information
Diluted loss per common share	$(1.25)	$(6.63)
Restructuring, exit and impairment charges (1)	0.70	1.95
Special tax items	0.03	(1.09)
Diluted loss per common share, as adjusted	$(0.52)	$(5.77)

(1) The 2010 and 2009 Restructuring, exit and impairment charges assume no tax benefit.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended December 31
		Net Sales		Operating Earnings (Loss) (1)			Operating Margin
	2010	2009	% Change	2010	2009	% Change	2010	2009

Marine Engine	$ 353.3	$ 302.4	17%	$ (17.4)	$ (59.4)	-71%	-4.9%	-19.6%
Boat	163.6	153.4	7%	(69.3)	(131.6)	-47%	-42.4%	-85.8%
Marine eliminations	(29.5)	(27.1)		-	-
Total Marine	487.4	428.7	14%	(86.7)	(191.0)	-55%	-17.8%	-44.6%

Fitness	162.0	146.4	11%	24.4	20.5	19%	15.1%	14.0%
Bowling & Billiards	79.5	82.2	-3%	0.2	2.2	-91%	0.3%	2.7%
Eliminations	(0.1)	-		-	-
Corp/Other	-	-		(12.6)	(19.9)	-37%
Total	$ 728.8	$ 657.3	11%	$ (74.7)	$ (188.2)	-60%	-10.2%	-28.6%

	Twelve Months Ended December 31
		Net Sales		Operating Earnings (Loss) (2)			Operating Margin
	2010	2009	% Change	2010	2009	% Change	2010	2009

Marine Engine	$ 1,807.4	$ 1,425.0	27%	$ 147.3	$ (131.2)	NM	8.1%	-9.2%
Boat	913.0	615.7	48%	(145.9)	(398.5)	-63%	-16.0%	-64.7%
Marine eliminations	(182.2)	(98.3)		-	-
Total Marine	2,538.2	1,942.4	31%	1.4	(529.7)	NM	0.1%	-27.3%

Fitness	541.9	496.8	9%	59.6	33.5	78%	11.0%	6.7%
Bowling & Billiards	323.3	337.0	-4%	12.5	3.1	NM	3.9%	0.9%
Eliminations	(0.1)	(0.1)		-	-
Corp/Other	-	-		(57.2)	(77.4)	-26%
Total	$ 3,403.3	$ 2,776.1	23%	$ 16.3	$ (570.5)	NM	0.5%	-20.6%

(1)
Operating earnings (loss) in the fourth quarter of 2010 includes $18.5 million of pretax restructuring, exit and impairment charges. The $18.5 million charge consists of $7.4 million in the Marine Engine segment, $10.0 million in the Boat segment, $0.1 million in the Fitness segment, $1.2 million in the Bowling & Billiards segment and $(0.2) million in Corp/Other. Operating earnings (loss) in the fourth quarter of 2009 includes $68.6 million of pretax restructuring, exit and impairment charges. The $68.6 million charge consists of $8.2 million in the Marine Engine segment, $58.3 million in the Boat segment, $0.5 million in the Fitness segment, $0.5 million in the Bowling & Billiards segment and $1.1 million in Corp/Other.

(2)
Operating earnings (loss) in 2010 includes $62.3 million of pretax restructuring, exit and impairment charges. The $62.3 million charge consists of $13.6 million in the Marine Engine segment, $46.0 million in the Boat segment, $0.2 million in the Fitness segment, $1.8 million in the Bowling & Billiards segment and $0.7 million in Corp/Other. Operating earnings (loss) in 2009 includes $172.5 million of pretax restructuring, exit and impairment charges. The $172.5 million charge consists of $48.3 million in the Marine Engine segment, $107.8 million in the Boat segment, $2.1 million in the Fitness segment, $5.3 million in the Bowling & Billiards segment and $9.0 million in Corp/Other.

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	December 31,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$551.4	$526.6
Short-term investments in marketable securities	84.7	0.8
Total cash, cash equivalents and short-term investments in	636.1	527.4
marketable securities
Accounts and notes receivable, net	327.3	332.4
Inventories
Finished goods	276.9	234.4
Work-in-process	164.0	174.3
Raw materials	86.6	76.2
Net inventories	527.5	484.9
Deferred income taxes	17.0	79.3
Prepaid expenses and other	27.9	34.7
Current assets	1,535.8	1,458.7

Net property	630.2	724.3

Other assets
Goodwill, net	290.9	292.5
Other intangibles, net	56.7	75.6
Long-term investments in marketable securities	21.0	-
Equity investments	53.7	56.7
Other long-term assets	89.7	101.6
Other assets	512.0	526.4

Total assets	$2,678.0	$2,709.4

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$2.2	$11.5
Accounts payable	288.2	261.2
Accrued expenses	661.2	633.9
Current liabilities	951.6	906.6

Long-term debt	828.4	839.4
Other long-term liabilities	827.6	753.1
Shareholders' equity	70.4	210.3

Total liabilities and shareholders' equity	$2,678.0	$2,709.4

Supplemental Information
Debt-to-capitalization rate	92.2%	80.2%

Cash and cash equivalents	$551.4	$526.6
Short-term investments in marketable securities	84.7	0.8
Long-term investments in marketable securities	21.0	-
Total cash and marketable securities	$657.1	$527.4

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)
	Twelve Months Ended

	December 31,	December 31,
	2010	2009

Cash flows from operating activities
Net loss	$(110.6)	$(586.2)
Depreciation and amortization	129.3	157.3
Pension expense, net of contributions	1.7	74.6
Provision for doubtful accounts	3.3	49.7
Long-lived asset impairment charges	23.2	63.0
Equity in earnings of unconsolidated affiliates, net of dividends	5.4	16.0
Loss on early extinguishment of debt	5.7	13.1
Changes in certain current assets and current liabilities	14.5	400.8
Income taxes	118.4	(8.0)
Repurchase of accounts receivable	-	(84.2)
Other, net	14.5	29.4
Net cash provided by operating activities	205.4	125.5

Cash flows from investing activities
Capital expenditures	(57.2)	(33.3)
Purchases of marketable securities	(105.8)	-
Investments	(7.2)	6.2
Proceeds from sale of property, plant and equipment	6.7	13.0
Other, net	8.3	1.8
Net cash provided by (used for) investing activities	(155.2)	(12.3)

Cash flows from financing activities
Net issuances (payments) of short-term debt	(8.6)	7.7
Proceeds from asset-based lending facility	-	81.1
Payments of asset-based lending facility	-	(81.1)
Net proceeds from issuances of long-term debt	30.1	353.7
Payments of long-term debt including current maturities	(38.2)	(247.9)
Payments of premium on early extinguishment of debt	(5.6)	(13.2)
Cash dividends paid	(4.4)	(4.4)
Net proceeds from stock compensation activity	1.3	-
Net cash provided by (used for) financing activities	(25.4)	95.9

Net increase in cash and cash equivalents	24.8	209.1
Cash and cash equivalents at beginning of period	526.6	317.5
Cash and cash equivalents at end of period	$551.4	$526.6

Free Cash Flow
Net cash provided by operating activities	$205.4	$125.5

Net cash provided by (used for):
Capital expenditures	(57.2)	(33.3)
Proceeds from sale of property, plant and equipment	6.7	13.0
Other, net	8.3	1.8
Total free cash flow	$163.2	$107.0